PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of June 26, 2019 (the “Effective Date”) by and between AEI INCOME & GROWTH FUND 24 LLC, a Delaware limited liability company (“Seller”) and SKY PROPERTY FINANCIAL, LLC, a Florida limited liability company (“Buyer”). Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in the real property and improvements thereupon located at 8310 East 96th Street, Fishers, Indiana 46037 as more particularly described on Exhibit  “A” attached hereto (the “Property”).

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

1.   Property.  The property to be sold to Buyer in this transaction consists of an undivided 100% interest in the Property. Seller owns no interest in any personalty with respect to the Property.

2.   Lease. The Property is being sold subject to an existing Lease of the Property dated September 21, 2006, by and between Seller, as lessor, and Apple Indiana II LLC, a Delaware limited liability company, as lessee (the “Tenant”), as affected by that certain Guaranty by Apple American Group LLC, a Delaware limited liability company, and as amended by that certain Amendment to Lease and Guaranty dated December 23, 2013 (collectively, the “Lease”). The Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, all right, title, and interest of Seller in and to the Lease and all other leases and other agreements to occupy all or any portion of the Property that are in effect on the Effective Date or which Seller executed prior to Closing (as hereinafter defined) pursuant to the terms of this Agreement.

3.   Purchase Price. The Purchase Price for the Property is $3,000,000 (the “Purchase Price”). If all conditions precedent to Buyer’s obligations to purchase have been satisfied, Buyer shall deposit the Purchase Price with the Closing Agent (as defined below) on or before the Closing Date.

  4.   Terms.  The Purchase Price will be paid by Buyer as follows:

a) Within five (5) business days of the Effective Date of this Agreement, Buyer will deposit $100,000 (the “Earnest Money”) into an interest-bearing account with First American Title Insurance Company, 1125 17th Street, Denver, Colorado, 80202, Attn: Jordan Dunn; phone number: (303) 876-1152; email: jdunn@firstam.com (the “Closing Agent” or “Title Company”). Upon expiration of the Review Period (as defined below), Earnest Money shall become non-refundable except in the event of a default hereunder by Seller or as otherwise provided in this Agreement. The Earnest Money shall be credited against the Purchase Price when and if escrow closes and the sale is completed. The Earnest Money shall be returned to Buyer upon request if Buyer fails to close for any of the following reasons: (a) a failure of performance by Seller of any of its obligations hereunder, (b) if this Agreement is terminated by Buyer pursuant
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to the provisions of Sections 6 or 8 hereof, or (c) any of the matters in Section 13 to be performed by Seller prior to or at Closing have not occurred.

b) Buyer will deposit the balance of the Purchase Price into escrow in sufficient time to allow escrow to close on the Closing Date.

5.   Closing Date. Escrow shall close (the “Closing”) on the date that is thirty (30) days following the expiration of the Review Period set forth below (the “Closing Date”), unless the parties mutually agree otherwise in writing.

6.   Due Diligence.  Buyer will have thirty (30) days from the Effective Date (the “Review Period”) to conduct all of its inspections and due diligence and satisfy itself regarding the Property and this transaction. Buyer agrees to indemnify and hold Seller harmless for any loss or damage to the Property or persons caused by Buyer or its agents arising out of such physical inspections of the Property, and this indemnity shall survive Closing or termination of this Agreement. Buyer hereby acknowledges and agrees that, as of the Effective Date, Seller has provided to Buyer, to the extent such items are in its possession, the items listed on Exhibit
 “B” (“Seller’s Materials”), and a copy of Tenant’s waiver of its right of first refusal to purchase the Property as set forth in the Lease (the “ROFR Waiver”).

Buyer may cancel this Agreement before the expiration of the Review Period for any reason or no reason in its sole discretion by delivering a cancellation notice to Seller and Closing Agent prior to the expiration of the Review Period.  If, upon completing its due diligence with respect to the Property as permitted hereunder, Buyer desires to proceed with the purchase of the Property, Buyer shall deliver to Seller written notice of its intention to proceed to Closing pursuant to the terms hereof (the “Confirmation Notice”). If Buyer has not delivered the Confirmation Notice to Seller upon the expiration of the Review Period, then this Agreement (i) shall be deemed to have terminated, (ii) the Earnest Money shall be immediately returned to Buyer, and (iii) the parties shall have no further rights or obligations hereunder except those expressly stated to survive the termination or expiration of this Agreement. If this Agreement is not cancelled as set forth above, then except as otherwise provided herein, the Earnest Money shall be non-refundable unless Seller shall default hereunder, or in the event of a casualty or condemnation, subject to the provisions of Section 17 below.

If Buyer cancels this Agreement or allows the Agreement to be terminated before or upon the expiration of the Review Period, as permitted under this Section, except for any escrow cancellation fees charged by the Title Company and any liabilities under the first paragraph of section 6 of this Agreement, Title Company is hereby authorized and directed to return to Buyer its Earnest Money without further direction by, or the consent of, Seller, and the parties shall have no further rights or obligations hereunder except those expressly stated to survive the termination or expiration of this Agreement.

If Buyer fails to perform its obligations hereunder beyond all applicable notice and cure periods, Buyer will be deemed in default of this Agreement. Upon default by Buyer, Seller may retain the Earnest Money as its sole and exclusive remedy and declare this Agreement
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null and void, in which event Buyer will be deemed to have cancelled this Agreement and relinquish all rights in and to the Property.

7.   Escrow. Escrow shall be opened upon execution of this Agreement by both parties. A copy of this Agreement will be delivered to the Title Company and will serve as escrow instructions together with the Title Company’s standard instructions, any additional instructions required by Seller and/or Buyer or their respective counsels, and any additional instructions required by the Title Company to clarify its rights and duties. The parties agree to sign these additional instructions. If there is any conflict between these other instructions and this Agreement, this Agreement shall control.

8.   Title. Seller, at its sole expense, within three (3) business days of the Effective Date, shall order an updated title insurance commitment, along with legible copies of all underlying documents to include but not be limited to any easement or declarations/CAM affecting the Property, for an Owner’s Title Insurance Policy (collectively, the “Title Commitment”). Buyer’s obligations with respect to Closing will be conditioned on the agreement of the Title Company to issue an Owner’s Title Insurance Policy, dated as of the Closing Date, in an amount equal to the Purchase Price, insuring that Buyer will own insurable fee simple title to the Property subject only to: the Title Company’s standard exceptions; current real property taxes and assessments not yet due and payable; survey exceptions; the rights of Tenant pursuant to the Lease; and the Permitted Title Exceptions, as defined herein. Buyer may, at its sole expense, order and obtain an updated survey of the Property (the “Survey”). Buyer hereby acknowledges that if Buyer desires to remove the survey exception from the Title Commitment, it shall be Buyer’s responsibility to obtain the Survey. Seller shall have no obligation to execute any “no change” or equivalent affidavit with respect to the existing survey of the real property, nor shall Seller have any obligation to make any representations or warranties regarding such survey or any measurements or depictions thereon.

Buyer shall be allowed until the later of (i) ten (10) business days after receipt of said Title Commitment and the Survey and (ii) the expiration of the Review Period, for examination and the making of any objections to matters disclosed on the Title Commitment or Survey (the “Title Objections”), said Title Objections to be made in writing or deemed waived (such written notice of Buyer’s Title Objections to be hereinafter referred to as the “Notice of Objections”). Except as set forth below, any title exception disclosed by the Title Commitment or Buyer’s survey and not listed in such Notice of Objections shall be deemed a “Permitted Title Exception” under this Agreement.

If Seller shall fail to cure or eliminate all the Title Objections listed in the Notice of Objections within fifteen (15) business days after receipt of the Notice of Objections (the “Title Cure Period”), then Buyer may elect either to: (a) accept the Property subject to the title exception(s) not cured (in which case such title exception(s) shall become a Permitted Title Exception(s) hereunder), or (b) terminate this Agreement, in which case Title Company is hereby authorized and directed to return to Buyer its Earnest Money without further direction by, or the consent of, Seller, and the parties shall have no further rights or obligations hereunder except those expressly stated to survive the termination or expiration of this Agreement.
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In the event that Seller agrees to cure a Title Objection and commences such cure, but the same cannot be cured within the Title Cure Period, the Buyer may, by written notice to Seller, preserve such Title Objection such that the cure of such Title Objection shall be a condition precedent to Buyer’s obligation to close. Buyer shall elect to either accept the Property subject to the Permitted Title Exceptions or terminate the Agreement by written notice to Seller delivered within three (3) business days following the end of the Title Cure Period, and the failure to deliver such election notice shall constitute an election to proceed under clause (a) above. Any mortgage, security deed, lien, lis pendens, judgment, or other claim in a liquidated amount incurred by Seller during Seller’s ownership of the Property and which constitutes an exception to the title to the Property shall not in any event be a Permitted Title Exception hereunder, but such claim shall be paid or satisfied out of the sums payable by Buyer at Closing, and the proceeds of sale payable to Seller shall be reduced accordingly; provided that such claim must have arisen directly from the acts or omissions of Seller, and not those of the Tenant.

At any time after the Effective Date of this Agreement and prior to Closing, Buyer shall have the right to notify Seller of any additional title exception which first appears of record after the effective date of the Title Commitment, or otherwise becomes known to Buyer. Buyer shall be allowed three (3) business days after notice of such additional title exception for examination and the making of any new Title Objections thereto by written notice to Seller (“Notice of New Objections”). Except as set forth herein, any title exception disclosed to Buyer and not listed in such Notice of New Objections shall be deemed a Permitted Title Exception. If Seller shall fail to cure (or commence to cure) or eliminate all the new Title Objections listed in the Notice of New Objections within ten (10) business days after receipt of the Notice of New Objections (the “Second Title Cure Period”), then Buyer may elect either to: (a) accept the Property subject to the new title exception(s) not cured (in which case such new title exception(s) shall become a Permitted Title Exception(s) hereunder), or (b) terminate this Agreement, in which case Title Company is hereby authorized and directed to return to Buyer its Earnest Money without further direction by, or the consent of, Seller, and the parties shall have not further rights or obligations hereunder except those expressly stated to survive the termination or expiration of this Agreement.

9.   Closing Costs. Seller shall pay the Standard Owner’s Title Insurance Policy premium in the full amount of the Purchase Price along with any title search and exam fees. Seller shall pay all transfer taxes (state, county, and municipal, as applicable). Seller shall pay any and all brokerage commissions to SRS National Net Lease Group, LP per separate agreement. Except as set forth above, both parties represent to the other that they have not been represented by a broker, and agree to hold the other harmless from any claim of brokerage commission by, through, or as a result of representation of the other party. Buyer shall pay the full cost of any endorsements to the Owner’s Title Insurance Policy and the full cost of any extended coverage as Buyer may require for such policy. Buyer will pay any and all recording fees. Buyer will pay the cost of updating any due diligence provided by Seller, including the cost of an updated survey to be ordered by Buyer as set forth in Section 8 above. Buyer and Seller will split all escrow and closing fees equally. Each party will pay its own attorney’s fees and costs to document and close this transaction.
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10. Real Estate Taxes, Special Assessments and Prorations.  All real estate taxes, and all other public or governmental charges and public or private assessments against the Property which are or may be payable on a periodic basis (including, without limitation, municipal district assessments, and assessments for sewer, water, drainage or other public improvements whether completed or commenced on or prior to the date hereof or subsequent thereto, and all common area maintenance expenses and fees), are the responsibility of the Tenant under the Lease and therefore shall not be prorated between the parties at Closing.

All income, and all operating expenses from the Property not payable by Tenant pursuant to the Lease, if any, shall be prorated between the parties and adjusted by them as of the Closing Date. Seller shall be entitled to all income earned, and shall be responsible for all expenses incurred, prior to the Closing Date. Buyer shall be entitled to all income earned, and shall be responsible for all operating expenses of the Property incurred, on and after the Closing Date.

The total amount of any security deposit under the Lease shall be credited to Buyer.

11. Seller’s Representations and Agreements  .

a) Seller represents and warrants to Buyer as of the Effective Date that:

i.   Seller owns good and marketable fee simple title to the Property free, clear and unencumbered, other than the Permitted Title Exceptions.

ii.   Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the right, power and authority under its organizational documents and applicable law to enter into this Agreement and has obtained all consents and approvals necessary to convey the Property. This Agreement has been duly authorized by all necessary action on behalf of Seller and the officer executing this Agreement on behalf of Seller is duly authorized to do so.

iii. To Seller’s knowledge, without any further inquiry, except for the existing Lease with the existing Tenant, there are no leases (or leasehold interests of any kind) in or affecting the Property.

iv.   The Lease is in full force and effect and there are no current defaults thereunder by Seller or Tenant, and Seller will not, during the pendency of this Agreement, amend the Lease or enter into any new leases or occupancy agreements of any type without Buyer’s prior written consent. No rent under the Lease has been pre-paid more than thirty (30) days in advance.

v.   There is no litigation, administrative action or other proceeding pending, or to Seller’s knowledge, with no further inquiry, threatened, against Seller or the Property which could impair or in any manner affect or delay the Closing contemplated in this Agreement or which could result in a lien, charge or encumbrance against all or any part of the Property. To Seller’s knowledge, no
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attachments, execution proceedings, liens or insolvency proceedings are pending or threatened against Seller or the Property or contemplated by Seller.

vi.   Except as disclosed to Buyer during the Review Period, as disclosed to Buyer in the Title Commitment, and as permitted in paragraph (b) below, there are no contracts that would be binding on Buyer after the Closing Date.

b) Provided that Buyer performs its obligations as required, Seller agrees that it will not enter into any new contracts that would materially affect the Property and be binding on Seller after the Closing Date without Buyer’s prior consent, which will not be unreasonably withheld or delayed.

12. Disclosures.  Seller represents and warrants to Buyer as follows:

a) As of the Effective Date hereof, Seller has no knowledge of and has not received any notice of any material, physical, or mechanical defects of the Property, including without limitation, the plumbing, heating, air conditioning, and ventilating, electrical system. To Seller’s knowledge without inquiry, all such items are in good operating condition and repair and in compliance with all applicable governmental, zoning, and land use laws, ordinances, regulations and requirements. If Seller shall receive any notice to the contrary prior to the Closing Date, Seller will inform Buyer prior to the Closing Date, and Buyer may terminate this Agreement, in which case Title Company is hereby authorized and directed to return to Buyer its Earnest Money without further direction by, or the consent of, Seller.

b) As of the Effective Date hereof, Seller has no actual knowledge of, without any further inquiry, and has not received any notice that the use and operation of the Property is not in full compliance with applicable building codes, safety, fire, zoning, and land use laws, and other applicable local, state and federal laws, ordinances, regulations and requirements. If Seller shall receive any such notice prior to the Closing Date, Seller will inform Buyer prior to the Closing Date, in which case Buyer may terminate this Agreement and the Title Company is hereby authorized and directed to return to Buyer its Earnest Money without further direction by, or the consent of, Seller.

c) As to environmental matters: (i) Seller has no actual knowledge of, without any further inquiry, and has not received any notice that the Property does not comply with, or is in default under, any applicable Environmental Law (as defined below); (ii) Seller has not received any claim, notice, order, directive, or information request from any federal, state or local governmental authority or agency, or from any private corporation or person, alleging liability under or any violation of any Environmental Law; (iii) to Seller’s actual knowledge, without further inquiry, no investigation, administrative order, consent order, agreement, litigation, or settlement under any Environmental Law or with respect to any Hazardous Material (as defined below) has been proposed or threatened nor is any of the foregoing anticipated by Seller, with respect to the Property; (iv) to Seller’s knowledge, without further inquiry, there are no Hazardous Materials in, upon, under, about, migrating, or threatening to migrate, to or from, or removed
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from and stored off-site of the Property; (v) Seller has no actual knowledge of, without any further inquiry, and has not received any notice that the Property has been used for solid or hazardous waste treatment, storage or disposal; and (vi) to Seller’s actual knowledge, without further inquiry, there are no underground or above-ground storage tanks,  asbestos-containing materials,  or polychlorinated  biphenyls  in  or upon  the Property. As used in this Agreement, “Environmental Laws” shall mean any federal, state or local environmental law, ordinance, regulation, order or policy relating to regulation of the environment, public health or safety, or contamination or cleanup applicable to the Property. As used in this Agreement, “Hazardous Materials” shall mean all chemicals, substances and/or materials listed under or otherwise governed or regulated by any Environmental Laws including, without limitation, hazardous or toxic substances, wastes or materials, petroleum products or any constituents thereof.

c) Seller shall indemnify, defend and hold harmless Buyer from and against any claims, liabilities, costs and expenses arising from a breach of any of Seller’s representations and warranties contained in this Agreement. No examination of the Property will be deemed to constitute a waiver or a relinquishment of Buyer’s right to rely on the covenants, representations, warranties and agreements made by Seller in this Agreement.   The representations and warranties of Seller under this Agreement shall survive the Closing and the recordation of the deed for a period of twelve (12) months.

d) Seller agrees that it will not enter into any new contracts that would materially affect the Property and be binding on Seller or the Buyer after the Closing Date without Buyer’s prior consent.

13. Conditions to Buyer’s Obligations to Close  . In addition to any other conditions set forth in this Agreement, Buyer’s obligation to close on the purchase of the Property is subject to each and all of the following conditions precedent:

a) At Closing, the Title Company shall be irrevocably committed to issue a 2006 ALTA form owner’s policy of title insurance based on the Title Commitment with all of the standard exceptions deleted, providing coverage in the amount of the Purchase Price, insuring fee simple title to the Property in Buyer, subject only to the Permitted Title Exceptions.

b) All of Seller’s representations and warranties contained in Section 11 and elsewhere in this Agreement shall be true and correct as of the Closing Date.

c) All documents and instruments required to be delivered to Buyer on or before Closing as provided in this Agreement shall have been duly delivered to Buyer.

d) There shall have been no material adverse change with respect to the ownership or operation or the financial or physical condition of the Property or any part thereof since the conclusion of the Review Period (or, if sooner, the date on which Buyer gave its Confirmation Notice to Seller).
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e) All covenants and agreements of Seller in this Agreement shall have been duly performed and satisfied in all material respects.

In the event any of the conditions above have not been satisfied on or before Closing, in Buyer’s sole discretion, Buyer may elect to terminate this Agreement whereupon neither party will have any further rights or obligations under this Agreement (except for any obligations which expressly survive termination), the Earnest Money shall be returned to Buyer, and each party shall bear its own costs incurred under this Agreement.

14. Closing.

a) Before the Closing Date, Seller will deposit into escrow an executed limited warranty deed in form reasonably acceptable to Buyer warranting title against lawful claims by, through, or under a conveyance from Seller, but not further or otherwise, conveying insurable title of the Property to Buyer, subject to only to the Permitted Title Exceptions.

b) On or before the Closing Date, Buyer will deposit into escrow the balance of the Purchase Price when required hereunder and any additional funds required of Buyer pursuant to this Agreement to close escrow. Both parties will deliver to the Title Company any other documents reasonably required by the Title Company to close escrow.

c) On or before the Closing Date, Seller and Buyer will deliver or cause to be delivered to Escrow Agent an Assignment and Assumption of Lease, duly executed and acknowledged by Seller and Buyer and in mutually agreeable form, assigning all of Seller’s interest in, to, and under the Lease to Buyer.

d) On or before the Closing Date, Seller shall cause to be delivered to Buyer an estoppel certificate signed by Tenant and stating that as of the Closing Date (i) the Lease is in full force and effect, and (ii) to Tenant’s knowledge there are no current defaults thereunder by Seller or Tenant.

e) On or before the Closing Date, Seller shall cause to be delivered to Buyer one or more estoppel certificates, as applicable, signed by all parties entitled to enforce any covenants, conditions, restrictions, or reciprocal easement agreements of record related to the shopping center of which the Property is a part, stating that as of the Closing Date, to such party’s knowledge, there are no current defaults thereunder by Seller or Tenant.

f)
If required by the terms of the Lease, on or before the Closing Date, Seller will deposit into escrow a notice to Tenant of the sale of the Property to Buyer and of the Assignment and Assumption of Lease, such notice to be delivered by the Title Company to Tenant upon Closing.

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g) On the Closing Date, if escrow is ready to close, the Title Company will: record the deed in the official records of the county where the Property is located; cause the Title Company to commit to issue the title policy; immediately deliver to Seller the portion of the Purchase Price deposited into escrow by cashier’s check or wire transfer (less debits and prorations pursuant to the terms of this Agreement); deliver to Seller and Buyer a signed counterpart of the Title Company’s certified Closing statement and take all other actions necessary to close escrow.

15. Defaults.  IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BY REASON OF A DEFAULT OF BUYER UNDER THIS AGREEMENT, THEN THE SELLER SHALL BE ENTITLED TO TERMINATE THIS AGREEMENT, AND UPON SUCH TERMINATION THE EARNEST MONEY (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER  AS  LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AS A RESULT OF SUCH DEFAULT. THE PARTIES ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON AFTER NEGOTIATION AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS  AGREEMENT,  AT LAW OR  IN EQUITY AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR BY REASON OF BUYER’S DEFAULT. BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISIONS COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL OR HAD THE OPPORTUNITY TO SEEK COUNSEL TO UNDERSTAND THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED. IF SELLER SHALL DEFAULT HEREUNDER, THEN BUYER SHALL BE ENTITLED TO EITHER (I) TERMINATE THIS AGREEMENT, AND UPON SUCH TERMINATION (1) THE TITLE COMPANY SHALL RETURN THE EARNEST MONEY TO BUYER WITHOUT FURTHER DIRECTION BY, OR THE CONSENT OF, SELLER AND (2) NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS UNDER THIS  AGREEMENT (EXCEPT THOSE THAT EXPRESSLY SURVIVE TERMINATION), OR (II) TO ENFORCE SPECIFIC PERFORMANCE OF SELLER’S OBLIGATION TO CONVEY THE PROPERTY TO BUYER IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

16. Buyer’s Representation s and Warranties and Agreements .

a) Buyer represents and warrants to Seller as follows:

i.   Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.
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ii.   To Buyer’s knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

b) Buyer acknowledges that, having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any representations or information provided by Seller or to be provided by Seller, except as expressly set forth in this Agreement. Buyer further acknowledges that the information provided, or to be provided, by Seller with respect to the Property was obtained from a variety of sources and Seller has not (a) made independent investigation or verification of such information, and (b) makes no representations as to the accuracy or completeness of such information, except as expressly set forth in this Agreement. The sale of the Property as provided for herein is made on an “as-is, where-is” basis and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified herein, Seller makes no warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, suitability for lease, suitability for commercial purposes, merchantability, or fitness for a particular purpose, in respect of the Property. Seller makes no representations of any sort that ownership of the Property will result in a profit to any Buyer.

c) Buyer acknowledges that Seller cannot, and does not, make any representation as to (a) the success, or lack thereof, of the Property or continuation of the Lease post-Closing, or (b) the appropriateness of purchasing the Property for the Buyer’s individual tax or financial situation or tax or financial objectives.

17. Damages, Destruction and Eminent Domain.

a) If, prior to the Closing Date, the Property or any part thereof be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement to the extent that the cost of repair exceeds $10,000.00, as reasonably determined by the parties, this Agreement shall become null and void, at Buyer’s option exercised, if at all, by written notice to Seller within ten (10) business days after Buyer has received written notice from Seller of said destruction or damage, in which case Title Company is hereby authorized and directed to return to Buyer its Earnest Money without further direction by, or the consent of, Seller. Seller, however, shall have the right to adjust or settle any insured loss until (i) all contingencies set forth in Paragraph 6 hereof have been satisfied, or waived; and (ii) any period provided for above in this Subparagraph 16a for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer’s right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the Purchase Price, and Seller shall assign to Buyer the Seller’s right, title, and interest in and to all
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insurance proceeds (pro-rata in relation to the Property) resulting from said damage or destruction to the extent that the same are payable with respect to damage to the Property, subject to rights of Tenant.

b) If the cost of repair is less than $10,000.00, as reasonably determined by the parties, Seller shall credit Buyer for the cost of the repairs. Buyer shall then be obligated to otherwise perform hereunder.

c) If, prior to the Closing Date, the Property, or any part thereof, is taken by eminent domain, this Agreement shall become null and void at Buyer’s option. If Buyer elects to proceed to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the Purchase Price, and Seller shall assign to Buyer the Seller’s right, title, and interest in and to any award made, or to be made, in the condemnation proceeding pro-rata in relation to the Property, subject to rights of Tenant. In the event that this Agreement is terminated by Buyer pursuant to this Subparagraph 16(c), Title Company is hereby authorized and directed to return to Buyer its Earnest Money without further direction by, or the consent of, Seller.

18. 1031 Exchange. Buyer hereby acknowledges that Seller desires and intends to structure this transaction as a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code, as amended. Accordingly, Buyer agrees that Buyer shall, at no additional cost, obligation, or liability to Buyer, cooperate with and assist Seller in perfecting such an exchange, provided that the consummation of the transaction contemplated hereby is not thereby delayed by fault of Buyer.

Seller is selling the Property for purposes of a tax-deferred exchange, and Seller acknowledges that Buyer has made no representations, warranties, or agreements to Seller or Seller’s agents that the transaction contemplated by this Agreement will qualify for such tax treatment, nor has there been any reliance thereon by Seller respecting the legal or tax implications of the transaction contemplated hereby. Seller further represents that it has sought and obtained such third-party advice and counsel as it deems necessary regarding the tax implications of this transaction.

If Seller wishes to novate/assign the ownership rights and interest of this Purchase Agreement to a third party who will act as accommodator to perfect the 1031 exchange by preparing an agreement of exchange of real property, the accommodator will be an independent third party to be chosen by Seller in Seller’s sole discretion, purchasing the Seller’s interest in the Property from Seller and selling such ownership interest in the Property to Buyer under the same terms and conditions as documented in this Agreement.

If Buyer is purchasing the Property in relation to a tax-deferred exchange, Buyer acknowledges that Seller has made no representations, warranties, or agreements to Buyer or Buyer’s agents that the transaction contemplated by this Agreement will qualify for such tax treatment, nor has there been any reliance thereon by Buyer respecting the legal or tax implications of the transaction contemplated hereby. Buyer further represents that it has sought and obtained such
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third-party advice and counsel as it deems necessary regarding the tax implications of this transaction.

19. Financing. Buyer shall have the option, prior to the Closing Date, to secure financing for Buyer’s purchase of the Property; provided, however, that Buyer’s obligations to close on the Property are not contingent upon the availability of such financing. In the event Buyer elects to finance its purchase of the Property, Seller agrees to cooperate with any reasonable requests of Buyer’s lender to the extent such requests do not conflict with any terms or provisions of this Agreement, and Seller agrees that Buyer’s lender shall have the same inspection rights with respect to the Property as are provided to Buyer hereunder; provided that neither the expiration date of the Review Period nor the Closing Date shall be extended by reason of such rights of Buyer’s lender set forth herein. Buyer hereby acknowledges and agrees that Seller shall have no obligation to request any estoppel certificate or subordination agreement from Tenant unless such requested document is substantially in the form required under the Lease.

20. Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which shall constitute one and the same instrument.

21. Expiration. Buyer is submitting this offer by signing a copy of this Agreement and delivering it to Seller, and Seller has five (5) days from receipt hereof within which to accept this offer. When executed by both parties, this Agreement will be a binding agreement for valid and sufficient consideration which will bind and benefit Buyer, Seller, and their respective successors and assigns.

22. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state in which the Property is located.

23. Notices. All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or by email to the respective email address set forth below, or to such other address as such party may hereafter designate by written notice to the other party. Refusal, rejection, or return of any notice otherwise properly delivered as set forth herein shall be deemed to constitute delivery of such notice. Notice given in accordance herewith shall be deemed effectively given upon delivery to the address of the addressee.

If to Seller:	AEI Income & Growth Fund 24 LLC
1300 Wells Fargo Place
30 East Seventh Street
St. Paul, MN 55101
Attn: Kyle Hagen
Email: khagen@aeifunds.com

With a copy to:	AEI Income & Growth Fund 24 LLC
1300 Wells Fargo Place
30 East Seventh Street
Page 12 of 17 Applebee's - Fishers, IN

St. Paul, MN 55101
Attn: Matthew Swartzer
Email: mswartzer@aeifunds.com

If to Buyer:	Sky Property Financial, LLC
407 Lincoln Road, Suite 8M
Miami Beach, FL 33139
Phone:
Email:

With a copy to:	Frost Brown Todd LLC
201 N. Illinois St. Suite 1900
Indianapolis, Indiana 46244
Attn: Melissa J. Doell, Esq.
Phone: (317) 237-3450
Email: mdoell@fbtlaw.com

24. Miscellaneous.

a) This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney’s fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

b) Funds to be deposited or paid by Buyer must be good and clear funds in the form of cash, cashier’s checks or wire transfers, subject to the Title Company’s requirements.

c) Buyer shall have the right to assign this Agreement at Closing to any entity or entities affiliated with or related to Buyer without the consent of Seller (provided that Buyer shall notify Seller at least three (3) days prior to Closing to allow the parties to modify the Closing documentation accordingly). Other than the foregoing, Buyer shall not be entitled to assign any of its right, title, and interest herein without Seller’s prior consent. Any assignee shall expressly assume all of Buyer’s duties, obligations, and liabilities hereunder, and Buyer shall not be released from any of its obligations hereunder.

d) Whenever the last day for the exercise of any right or the discharge of any obligation under this Contract shall fall upon a Saturday, Sunday, or any public or legal holiday, the party having such right or obligation shall have until 5:00 p.m. (Central Standard Time) on the next succeeding regular business day to exercise such right or discharge such obligation.  Time is of the essence of this Contract.
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IN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement to be effective as of the Effective Date.

SELLER:

AEI INCOME & GROWTH FUND 24 LLC,
a Delaware limited liability company

By:  AEI Fund Management XXI, Inc.
a Minnesota corporation
Its: Managing Member

By: /s/ Pat Keene
Patrick W Keene, CFO

Date: June 25, 2019
Page 14 of 17 Applebee's - Fishers, IN

BUYER:

SKY PROPERTY FINANCIAL LLC,
a Florida limited liability company

By: /s/ Phillippe Ginestet, Manager

Date: June 26, 2019

Page 15 of 17 Applebee's - Fishers, IN

Exhibit A
(Legal Description)

PARCEL 1:
Out Lot “D” of the Replat of Lots 1 and 2 of the Replat of Block “L” in North By Northeast Business Park – Section One, as per replat thereof, recorded as Instrument No 95-58716, in Plat Cabinet No. 1, Slide No. 619, in the Office of the Recorded of Hamilton County, Indiana.

Parcel 2:
A non-exclusive easement for access as set forth and described in Access Easement, recorded November 8, 1995 as Instrument No. 95-60012 in the Office of the Recorder of Hamilton County, Indiana.

Parcel 3:
Restrictions For North By Northeast Business Park recorded May 30, 1989 as Instrument No. 89-10815, as amended by First Amendment recorded July 23, 1997 as Instrument No. 97-29691 as modified by the Modification recorded September 10, 1997 as Instrument No. 97-37871 in the Office of the Recorder of Hamilton County, Indiana.
Page 16 of 17 Applebee's - Fishers, IN

Exhibit B

The following Seller’s Materials will be provided by Seller, to the extent such items exist in
Seller’s possession:

a) A copy of Seller’s existing Owner’s Title Policy for the Property, with copies of its underlying documents;

b) A copy of Seller’s existing as-built ALTA survey of the Property;

c) A complete copy of the Lease, and any amendments thereto, including but not limited to guaranties, amendments, assignments of lease and/or letter agreements, commencement agreements, memorandum of leases, and project acceptance letter, and the most recent tenant estoppel in Seller’s possession;

d) A copy of all environmental reports and notices, including without limitation Seller’s existing Phase I Environmental Site Assessment report;

e) A copy of the existing soils report for the Property;

f)  A copy of the Tenant’s existing insurance certificate(s) for the Property;

g) A copy of the Certificate of Occupancy from the governing municipality;

h) Copies of the existing final building plans and specifications for the improvements; and i)  A copy of the most recent real estate tax statement for the Property.

Page 17 of 17 Applebee's - Fishers, IN